GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
CONDENSED STATEMENT OF EARNINGS (LOSS)
(unaudited)
	Three months ended March 31
(Dollars in millions)	2015	2014	V%

Revenues
Revenues from services	$5,961	$9,858
Sales of goods	21	27
Total revenues	5,982	9,885	(39)%

Costs and expenses
Costs of sales, operating and administrative expense	5,129	4,366
Interest	1,651	1,887
Investment contracts, insurance losses and insurance
annuity benefits	644	643
Provision for losses on financing receivables	4,859	984
Total costs and expenses	12,283	7,880	56%

Earnings (loss) from continuing operations before
income taxes	(6,301)	2,005	U
Benefit (provision) for income taxes	(6,152)	(301)

Earnings (loss) from continuing operations	(12,453)	1,704	U
Earnings (loss) from discontinued operations, net of taxes	(2,201)	252

Net earnings (loss)	(14,654)	1,956	U
Less net earnings (loss) attributable to
noncontrolling interests	91	11
Net earnings (loss) attributable to GECC	(14,745)	1,945	U
Preferred stock dividends declared	-	-
Net earnings (loss) attributable to
GECC common shareowner	$(14,745)	$1,945	U

Amounts attributable to GECC common shareowner:
Earnings (loss) from continuing operations	$(12,453)	$1,704	U
Less net earnings (loss) attributable to
noncontrolling interests	91	11
Earnings (loss) from continuing operations attributable to GECC	(12,544)	1,693	U
Preferred stock dividends declared	-	-
Earnings (loss) from continuing operations attributable to GECC
common shareowner	(12,544)	1,693	U
Earnings (loss) from discontinued operations, net of taxes	(2,201)	252
Net earnings (loss) attributable to GECC
common shareowner	$(14,745)	$1,945	U

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
SUMMARY OF OPERATING SEGMENTS
(unaudited)
	Three months ended March 31
(Dollars in millions)	2015	2014	V%

Revenues
Commercial Lending & Leasing	$1,556	$3,582	(57)%
Consumer	2,058	3,602	(43)%
Energy Financial Services	285	469	(39)%
GECAS	1,282	1,345	(5)%
Total segment revenues	5,181	8,998	(42)%
GECC corporate items and eliminations	801	887	(10)%
Total revenues	$5,982	$9,885	(39)%

Segment profit (loss)
Commercial Lending & Leasing	$(3,847)	$564	U
Consumer	(2,775)	786	U
Energy Financial Services	35	153	(77)%
GECAS	307	352	(13)%
Total segment profit (loss)	(6,280)	1,855	U
GECC Corporate items and eliminations	(6,264)	(162)	U
Earnings (loss) from continuing operations attributable to GECC	(12,544)	1,693	U
Preferred stock dividends declared	-	-	-
Earnings (loss) from continuing operations attributable to GECC common shareowner	(12,544)	1,693	U
Earnings (loss) from discontinued operations, net of taxes, attributable to GECC	(2,201)	252	U
Net earnings (loss) attributable to GECC common shareowner	$(14,745)	$1,945	U

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
CONDENSED STATEMENT OF FINANCIAL POSITION
(unaudited)

(Dollars in billions)	March 31, 2015	December 31, 2014

Assets
Cash & marketable securities	$115.5	$121.6
Inventories	-	0.1
Financing receivables - net	78.1	217.4
Property, plant and equipment - net	45.1	49.4
Goodwill & intangible assets - net	20.9	25.6
Other assets	39.0	45.2
Financing receivables held for sale	93.0	1.8
Assets of businesses held for sale	53.6	3.5
Assets of discontinued operations	31.3	36.8
Total assets	$476.5	$501.4

Liabilities and equity
Borrowings and bank deposits	$335.9	$349.0
Investment contracts, insurance liabilities and insurance annuity benefits	28.2	28.0
Other liabilities	30.4	29.5
Liabilities of businesses held for sale	6.3	2.4
Liabilities of discontinued operations	2.0	2.1
GECC shareowners' equity	70.7	87.5
Noncontrolling interests(a)	3.0	2.9
Total liabilities and equity	$476.5	$501.4

(a)	Included $2.4 billion related to the Synchrony Financial initial public offering.